Annual Stockholder Meeting January 26, 2006 Chicago, Illinois

Bally Has Made Significant Progress in 2005
Our Operational Turnaround Includes Several
The Mix of Month-to-Month Memberships
The Favorable Impact of BYOM Can be
Our Efforts to Control Expenses
New Club Model
Investing in Clubs and Systems
1995 Club Version (Gray)
2002 Club Version (Blue & Yellow)
2005 Club Version (Brown)
Marketing Focus in 2006
Rollout New Opportunities that Fit
Conclusion: The Bally Turnaround is

Bally Has Made Significant Progress in 2005 Transforming the business model and turning around operations Restoring credibility to finance operation and issuing five years of financial information Addressing capital structure

Our Operational Turnaround Includes Several Key Initiatives to Drive Operational and Financial Results in 2006 Company Objectives Improve member retention by focusing on customer service throughout the customer experience Create a more efficient and dedicated organization Develop additional revenue sources and optimize products and services Improved Financial Fundamentals Revenue and EBITDA growth Operating margin expansion Increased returns on invested capital Club Operations New Revenue Initiatives Focus on People Infrastructure Improvement Integrated Marketing Initiatives

While New Adds Increased in 2005, Overall Retention Decreased Due to the Increase in Month-to-Month Memberships (In thousands) (In thousands) **Internal retention reports members who are current within 30 days. The Company's periodic reports on Forms 10-K and 10-Q report members who are current within 90 days. Club Operations

The Mix of Month-to-Month Memberships Increased Dramatically with BYOM, but Seems to have Plateaued Sep 05: 14% Jan 04: 8% Jan 05: 10% Jan 03: 3% Oct - Dec: 17% Club Operations

The Favorable Impact of BYOM Can be Quantified by a Reduction in Short Term Failure of Value Memberships in BYOM Markets Classic BYOM Short term failure includes 3 day cancels which reduced from 4% to 2.3% under BYOM, 30 day cancels (5% to 4.2%) and first payment defaults (FPD) which reduced from 15.3% to 11.4% under BYOM. Graphs show same period current (BYOM) vs. prior year (Classic) for BYOM markets Club Operations

Our Efforts to Control Expenses Continue Club Operations

New Club Model: Optimizing Staffing and Single Point Accountability Club Operations Managers responsible for entire club operation and compensated on club profitability Better allocation of employee time due to improved staffing profile More employees capable of enrolling members More flexible staff and better teamwork Quicker ramp-up for new employees; more focus on fitness knowledge More hours freed up during busy periods of the day to provide member service

Investing in Clubs and Systems Strategic capital investment Website enhancements and expanded e-commerce Enhanced IT systems National Service Center improvements Better club "curb appeal" Infrastructure Improvement

1995 Club Version (Gray)

2002 Club Version (Blue & Yellow)

2005 Club Version (Brown)

Marketing Focus in 2006 Optimizing media buy "Before and After" experts Demographic targeting Carpet bombing initiatives to saturate markets and generate leads Over 100 million Kmart guest passes distributed 60 million Subway sweepstakes participants 400,000 Discovery Body Challenges participants Loyalty program Began referral, usage and purchase program January 2006 Integrated Marketing Initiatives

Rollout New Opportunities that Fit with our Vision of Becoming a True Leader in Fitness and Nutrition Nutrition and weight loss program expansion Integration of front desk and retail store Re-designation of retail store space to pilates or tanning Small group personal training rollout Total Martial Arts expansion Additional licensing opportunities New Revenue Initiatives

Conclusion: The Bally Turnaround is Beginning to Show Results 2004 operating income before impairment charges $53.4 million vs. $35.2 million in 2003, up $18.2 million, 52% Nine-month 2005 operating income before impairment charges $61.7 million vs. $36.4 million in 2004, up $25.3 million, 70% Nine-month profit $1.8 million vs. 2004 and 2003 losses of $13.3 million and $19.6 million, respectively 2005 new member joins up more than 3%; total members down only 1% 2004 record new member joins up 21% over prior year

Following is a reconciliation of Operating Income (Loss) before Impariment Charges to Operating Income (Loss):

	2003		2005
	(Restated)	2004	9 months
Operating Income (Loss) Before Impairment Charges	$35,231	$53,393	$61,697
Less:
Impairment of Goodwill and Other Intangibles	54,505	405	—
Asset Impairment Charges	19,605	14,772	—

Operating Income (Loss)	(38,879)	38,216	61,697